Exhibit 5.1

July 8, 2020 Beasley Broadcast Group, Inc. 3033 Riviera Drive, Suite 200 Naples, FL 34103

Re:	Registration Statement No. 333-225893 on Form S-3; Public Offering of 1,276,596 Shares of Class A Common Stock of Beasley Broadcast Group, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Broadcast Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of 1,276,596 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2018 (Registration No. 333-225893) (as amended, the “Registration Statement”), including a base prospectus, dated July 11, 2018, included in the Registration Statement (the “Base Prospectus”) and a prospectus supplement, dated July 7, 2020 (together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser and have been issued by the Company against the satisfaction of indebtedness owed by a subsidiary of the Company to the purchaser in the circumstances contemplated by the share purchase agreement, dated June 30,

July 8, 2020

2020, between the Company and the purchaser, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 7, 2020 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/  Latham &Watkins LLP